Exhibit 99.3

MB FINANCIAL, INC.

SPECIAL MEETING FOR HOLDERS AS OF 8/1/18

TO BE HELD ON 9/18/18

Your vote is important. Thank you for voting.

Read the Proxy Statement/Prospectus and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting date.

Vote by Internet:	www.proxyvote.com

Vote by Phone:	1-800-454-8683

Vote by Mail:	Use the envelope enclosed

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E50393-S74631

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following material is available at www.proxyvote.com: Proxy Statement/Prospectus

				PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON	☐
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

1.

A proposal (the “preferred stockholder merger proposal”) to approve the merger of MB Financial, Inc. (“MB Financial”) with and into Fifth Third Financial Corporation (“Intermediary”), a wholly-owned subsidiary of Fifth Third Bancorp (“Fifth Third”), with Intermediary surviving the merger, pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018 (as such agreement may from time to time be amended), by and among Fifth Third, Intermediary and MB Financial.

					☐	☐	☐

2.	A proposal to approve one or more adjournments of the Meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the preferred stockholder merger proposal.				☐	☐	☐

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐				!

Signature [PLEASE SIGN WITHIN BOX]	Date